Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc. Announces Common Stock Offering

WATERBURY, VT (August 3, 2009) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) announced today that it plans to offer 4,000,000 shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock to cover overallotments, if any. BofA Merrill Lynch is serving as sole book-running manager of the offering. Canaccord Adams is serving as co-lead manager. William Blair & Company, SunTrust Robinson Humphrey and Janney Montgomery Scott are serving as co-managers.

The Company intends to use the net proceeds from the offering to repay debt, including part of the outstanding balance under its credit facility, and the remainder for general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission. Copies of the prospectus supplement and prospectus relating to these securities may be obtained by contacting: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, telephone 212-449-1000, attention: Prospectus Department; Canaccord Adams, 99 High Street, 12th Floor, Boston, MA 02110, telephone 800-225-6201, attention: Syndicate Department; William Blair & Company, 222 West Adams Street, Chicago, IL 60606, telephone: 312-236-1600, attention: Syndicate; SunTrust Robinson Humphrey, 3333 Peachtree Rd. NE, Atlanta, GA 30326, telephone: 404-926-5463 or by e-mail at prospectus@rhco.com; or Janney Montgomery Scott, 60 State Street, 35th Floor, Boston, MA 02109, attention: Equity Syndicate Department or prospectus@jmsonline.com, telephone: 617-557-2971.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including that the proposed offering is subject to market conditions and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.